Morgan Stanley Institutional Fund, Inc. - Opportunity Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Sun Art Retail Group Ltd.
Purchase/Trade Date:	7/8/11
Size of Offering/shares: 1,143,848,000shares
Offering Price of Shares: HKD 7.200
Amount of Shares Purchased by Fund:  182,000
Percentage of Offering Purchased by Fund: 0.016
Percentage of Fund's Total Assets: 0.057
Brokers: HSBC, UBS, Citi, BNP Paribas, CICC, Morgan Stanley,
Goldman Sachs
Purchased from:  UBS Securities